As filed with the Securities and Exchange Commission on May 19, 2017

Registration Statement File No. 333-198875

Registration Statement File No. 333-151287

Registration Statement File No. 333-146628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-146628)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-151287)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-198875)

to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN DG ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3569304 (I.R.S. Employer Identification No.)

45 First Avenue
Waltham, Massachusetts 02451
781-622-1120
(Address of Principal Executive Offices including zip code)

American Distributed Generation Inc. 2001 Stock Incentive Plan (No. 333-146628)

American DG Energy Inc. 2005 Stock Incentive Plan (No. 333-146628)

American DG Energy Inc. 2005 Stock Incentive Plan (No. 333-151287)

American DG Energy Inc. 2005 Stock Incentive Plan (No. 333-198875)

(Full titles of the plans)

Bonnie Brown
Chief Financial Officer
American DG Energy Inc.
45 First Avenue
Waltham, MA 02451
Tel: (781) 522-6020/Fax: (781) 622-1027
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Edwin L. Miller, Jr.
Benjamin J. Armour
Sullivan & Worcester LLP

One Post Office Square
Boston, MA 02109
Tel: (617) 338-2800/Fax: (781) 338-2880

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non —accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE, DEREGISTRATION OF UNSOLD SECURITIES

American DG Energy Inc., a Delaware corporation (“Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of Registrant’s common stock, par value $0.001 per share (“Common Stock”), that remain unsold under each such Registration Statement as of the date hereof:

•             Registration Statement No. 333-146628, filed with the SEC on October 11, 2007, as thereafter amended, registering 4,000,000 shares of Common Stock issuable pursuant to the American Distributed Generation Inc. 2001 Stock Incentive Plan and the American DG Energy Inc. 2005 Stock Incentive Plan;

•             Registration Statement No. 333-151287, filed with the SEC on May 30, 2008, registering 1,000,000 shares of Common Stock issuable pursuant to the American DG Energy Inc. 2005 Stock Incentive Plan; and

•             Registration Statement No. 333-198875, filed with the SEC on September 22, 2014, registering 3,000,000 shares of Common Stock issuable pursuant to the American DG Energy Inc. 2005 Stock Incentive Plan.

On November 1, 2016, Registrant entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”), among Tecogen Inc., a Delaware corporation (“Tecogen”), Tecogen.ADGE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Tecogen (“Merger Sub”), and Registrant, pursuant to which Merger Sub will merge with and into Registrant, with Registrant as the surviving entity such that Registrant will become a wholly-owned subsidiary of Tecogen (the “Merger”). On May 18, 2017, pursuant to the Merger Agreement, Merger Sub merged with and into Registrant, with Registrant continuing as the surviving corporation in the Merger.

In connection with the Merger, the Registrant is terminating all offerings of its securities registered pursuant to the Registration Statements. The Registrant is filing these Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements and remove from registration any and all securities registered under the Registration Statements but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Registrants in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, American DG Energy Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on May 19, 2017.

AMERICAN DG ENERGY INC.

By:	/s/ John N. Hatsopoulos
John N. Hatsopoulos
Co-Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.